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                                                                    EXHIBIT 99.2

                                  [LETTERHEAD]

VIA FACSIMILE & FIRST CLASS MAIL

April 21, 1999

Mr. Doyal H. Hodge
Chief Financial Officer
Celerity Systems, Inc.
1400 Centerpoint Boulevard
Knoxville, TN  37932

Dear Mr. Hodge:

Upon review of Celerity Systems, Inc.'s (the "Company") Form 10-K for the fiscal year ended December 31, 1998, Staff noted that the Company received a "going concern" opinion from its independent auditor, PriceWaterhouseCoopers LLP. In light of the auditor's opinion, we are concerned that the Company may not be able to sustain compliance with the continued listing requirements of The Nasdaq Stock Market.

To address this concern, please send a detailed letter describing the Company's plans to address the specific items that led to the issuance of the "going concern" opinion, along with an expected timeline for resolution of these items. Your letter should include a discussion of the Company's plans to address the specific concerns highlighted by your auditor including, but not limited to:

      o      the Company's recurring losses from operations, and
      o      its cash flow and working capital problems.

In addition, your letter should include a discussion explaining why the Company believes it will be able to sustain compliance with the continued listing standards of The Nasdaq SmallCap Market. Please also provide exhibits or additional information which you feel will help us understand how the Company intends to address the issues noted above. Please provide this information on or before May 7, 1999.

If you have any questions or require additional information, please contact your Nasdaq Listing Qualifications Analyst, Razine Boursiquot at (800) 330-8920.

Sincerely,


/s/ Kit Milholland

Kit Milholland
Associate Director
Nasdaq Listing Qualifications